SUBSTITUTE POWER OF ATTORNEY
       Under the terms of a power of attorney dated August 6, 2018 (the "Power of Attorney"), the undersigned, Michael J. Forde, was appointed attorney-in-fact for David E. Wojczynski (the "Reporting Person") to execute and deliver such forms that the Reporting Person may be required to file with the U.S. Securities and Exchange Commission as a result of the Reporting Person's ownership of or transactions in securities of TransUnion (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto), (ii) any report or notice required under Rule 144 under the Securities Act of 1933, as amended, including Form 144 (and any amendment thereto), and (iii) in connection with any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the Reporting Person to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID.
       In accordance with the authority granted under the Power of Attorney, including the power of substitution, the undersigned hereby appoints Rachel Mantz as substitute attorney-in-fact, with the power to act and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By their signature as attorney-in-fact to this Substitute Power of Attorney, Rachel Mantz accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: July 31, 2020

By:

/s/Michael J. Forde

Name: Michael J. Forde
Title: Attorney-in-Fact

I ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/Rachel Mantz

Rachel Mantz